UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 2, 2016

Fidus Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00861	27-5017321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603 Orrington Avenue, Suite 1005, Evanston, Illinois	60201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-859-3940

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Results of Annual Meeting of Stockholders

On June 2, 2016, Fidus Investment Corporation (the “Company”) held its 2016 annual meeting of stockholders (the “Annual Meeting”) at the JW Marriott, located at 151 West Adams, Chicago, Illinois 60603. The issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting consisted of the 16,300,732 shares of common stock outstanding on the record date, March 11, 2016. The common stockholders of the Company voted on two proposals at the Annual Meeting, both of which were approved. The final voting results from the Annual Meeting were as follows:

Proposal 1 — Election of Two Class II Directors

The following individuals, constituting all the nominees named in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2016 (the “Proxy Statement”), were elected as Class II directors to serve until the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified. The following votes were taken in connection with this proposal:

	FOR	WITHHELD
Thomas C. Lauer	8,335,496	211,179
John A. Mazzarino	8,348,406	198,269

Proposal 2 — Approval to Sell or Otherwise Issue Shares of Common Stock Below Net Asset Value

A proposal to authorize the Company, pursuant to approval of the Board of Directors of the Company, to sell or otherwise issue shares of its common stock during the next year at a price below the Company’s then current net asset value per share, subject to certain conditions as set forth in the Proxy Statement (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of its then outstanding common stock immediately prior to each such sale) was approved. The following votes were taken in connection with this proposal:

FOR	AGAINST	ABSTAIN
7,241,237	1,140,883	164,553

This proposal was also approved by the Company’s non-affiliated stockholders by a vote of 6,953,933 shares for, 1,140,883 shares against and 164,553 abstained. The number of votes cast in favor of this proposal represents a majority of outstanding voting securities of the Company, as defined under the Investment Company Act of 1940, and a majority of outstanding securities not held by affiliated persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2016	Fidus Investment Corporation

	By:	/s/ Shelby E. Sherard
Shelby E. Sherard
Chief Financial Officer, Chief Compliance Officer and Secretary